Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 16, 2013, with respect to the consolidated financial statements of The One Group, LLC included in the Form 8-K/A filed on November 6, 2013 of Committed Capital Acquisition Corporation, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York

November 6, 2013